News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE ANNOUNCES APPOINTMENT OF
MARY M. VANDEWEGHE TO ITS BOARD OF DIRECTORS

WELLINGTON, FL, September 15, 2014 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services, announced today the appointment of Mary M. (“Meg”) VanDeWeghe to its Board of Directors.

Ms. VanDeWeghe is the Chief Executive Officer and President of Forte Consulting Inc., a financial and management consulting firm, and a Professor of the Practice of Finance at Georgetown University's McDonough School of Business.  Prior to holding her current positions, Ms. VanDeWeghe served as Senior Vice President of Finance for Lockheed Martin Corporation, and previously held positions in corporate finance, capital markets and general management at J.P. Morgan, where she rose to the rank of Managing Director.  Ms. VanDeWeghe currently serves on the board of directors of W.P. Carey (NYSE) and Brown Advisory, a privately held investment management company.  She previously served on the board of directors of Ecolab Inc. (NYSE) and Nalco (NYSE).  A graduate of Smith College, Ms. VanDeWeghe also holds an MBA from Dartmouth College's Tuck School of Business.

Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, commented, “I am very pleased to welcome Meg as a member of our Board of Directors.  Meg has a strong financial background and extensive experience working with public companies developing and executing strategies to maximize shareholder value.  Meg possesses the knowledge, commitment and determination to contribute significantly to our business.”

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this release are made only as of the date of this release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services. B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems. The Company also provides cabin interior reconfiguration, program management and certification services. The Company provides aerospace fasteners, consumables and logistics services as well as oilfield services and associated rental equipment. B/E Aerospace sells and supports its products through its own global direct sales and product support organization. For more information, visit the B/E Aerospace website at www.beaerospace.com.

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